UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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ICG Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 14, 2013

Mr. Peter Dervan

Proxy Analyst

Investment Proxy Research

Fidelity Investments

One Spartan Way

Merrimack, NH 03054

Re:	Recommendation to Amend the ICG Group, Inc. Amended and Restated 2005 Omnibus Equity Compensation Plan

Dear Mr. Dervan:

Per our conversation regarding Fidelity Investment’s Proxy Voting Guidelines, senior management of ICG Group, Inc. (the “Company”) will agree to recommend to the Company’s Board of Directors (the “Board”) the following change to the Company’s Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Plan”) prior to the end of the current fiscal year, subject to stockholder approval at the Company’s 2014 annual meeting of stockholders:

1. Section 7(c)(ii) of the Plan would be amended to read “The Option Price shall be determined by the Committee and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of ICG or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.”

The management recommendations outlined above would be made in consideration of Fidelity’s support for the proposed amendment to the Plan to be voted on at the Company’s 2013 annual meeting of stockholders to be held on June 21, 2013.

Thank you for your continued support of ICG Group, Inc.

Sincerely

/s/ Walter W. Buckley
Walter W. Buckley, III Chief Executive Officer ICG Group, Inc.

555 E. Lancaster Avenue, Suite 640, Radnor, PA 19087    T 610 727 6900    F 610 727 6901    W icg.com